Exhibit 99.2
OPTICAL COMMUNICATION PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31,	September 30,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$82,017	$57,413
Marketable securities	34,891	69,523
Accounts receivable, less allowance for doubtful accounts and sales returns of $456 at March 31, 2007 and $550 at September 30, 2006	9,474	11,185
Inventories	24,857	25,715
Income taxes receivable	466	1,284
Deferred income taxes	330	330
Prepaid expenses and other current assets	1,146	1,333

Total current assets	153,181	166,783
Property, plant and equipment, net	30,413	29,313
Goodwill	—	8,330
Intangible assets, net	2,980	2,656
Deferred income taxes	207	207
Other assets	145	29

TOTAL ASSETS	$186,926	$207,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,035	$7,239
Accounts payable to related parties	2,767	2,142
Accrued payroll related expenses	2,197	1,599
Accrued bonus	1,570	1,688
Accrued transitional costs for contract manufacturing	951	—
Other accrued expenses	3,761	2,595
Income taxes payable	223	180

Total current liabilities	15,504	15,443

OTHER LONG-TERM LIABILITIES	158	159
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Class A common stock, $0.001 par value; 200,000,000 shares authorized, 47,680,587 and 47,424,178 shares outstanding at March 31, 2007 and September 30, 2006, respectively	48	47
Class B common stock $0.001 par value; 66,000,000 shares authorized, 66,000,000 shares issued and outstanding at March 31, 2007 and September 30, 2006	66	66
Additional paid-in capital	136,023	135,123
Accumulated other comprehensive loss	(148)	(86)
Retained earnings	35,275	56,566

Total stockholders’ equity	171,264	191,716

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$186,926	$207,318

SEE NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

OPTICAL COMMUNICATION PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
REVENUE	$16,391	$18,342	$33,415	$36,090
COST OF REVENUE	16,966	11,969	30,790	23,408

GROSS PROFIT (LOSS)	(575)	6,373	2,625	12,682

OPERATING EXPENSES:
Research and development	3,047	2,497	5,889	5,759
Selling and marketing	1,474	1,313	2,756	2,502
General and administrative	4,107	1,826	8,511	3,939
Transitional costs for contract manufacturing	851	—	1,311	—
Impairment of goodwill	8,486	—	8,486	—

Total operating expenses	17,965	5,636	26,953	12,200

INCOME (LOSS) FROM OPERATIONS	(18,540)	737	(24,328)	482
INVESTMENT INCOME	1,411	1,451	2,984	2,748
OTHER INCOME, NET	25	53	96	139

INCOME (LOSS) BEFORE INCOME TAXES	(17,104)	2,241	(21,248)	3,369
PROVISION FOR INCOME TAXES	—	105	43	140

NET INCOME (LOSS)	$(17,104)	$2,136	$(21,291)	$3,229

BASIC EARNINGS (LOSS) PER SHARE	$(0.15)	$0.02	$(0.19)	$0.03

DILUTED EARNINGS (LOSS) PER SHARE	$(0.15)	$0.02	$(0.19)	$0.03

BASIC SHARES OUTSTANDING	113,540	113,193	113,490	113,107

DILUTED SHARES OUTSTANDING	113,540	114,144	113,490	113,995

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
NET INCOME (LOSS)	$(17,104)	$2,136	$(21,291)	$3,229
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(189)	—	(62)	—

COMPREHENSIVE INCOME (LOSS)	$(17,293)	$2,136	$(21,353)	$3,229

SEE NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

OPTICAL COMMUNICATION PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended March 31,
	2007	2006
OPERATING ACTIVITIES:
Net income (loss)	$(21,291)	$3,229
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,502	1,823
Impairment of goodwill	8,486	—
Inventory write-down	4,525	824
Amortization of discount on marketable securities	(455)	(410)
Stock-based compensation expense	742	488
Changes in operating assets and liabilities:
Accounts receivable	1,707	(1,987)
Income taxes receivable	818	—
Inventories	(4,789)	(5,457)
Prepaid expense and other current assets	160	443
Accounts payable	(3,366)	(245)
Accounts payable to related parties	624	932
Accrued payroll related expenses	601	27
Accrued bonuses	(118)	(597)
Accrued transitional costs for contract manufacturing	953	—
Other accrued expenses	584	(304)
Income taxes payable	43	(712)

Net cash used in operating activities	(8,274)	(1,946)

INVESTING ACTIVITIES:
Purchase of marketable securities	(47,548)	(29,560)
Maturities of marketable securities	82,635	30,000
Sale of assets to related party	—	1,000
Purchase of property, plant and equipment	(2,472)	(139)

Net cash provided by investing activities	32,615	1,301

FINANCING ACTIVITIES:
Proceeds from the exercise of stock options and employee stock purchase plan	158	383

Net cash provided by financing activities	158	383

EFFECT OF EXCHANGE RATE CHANGES ON CASH	105	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,604	(262)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	57,413	83,975

CASH AND CASH EQUIVALENTS, END OF YEAR	$82,017	$83,713

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for interest	$135	$—
Cash paid (received) during the year for income taxes, net	$(925)	$806
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Purchase of property, plant and equipment through accounts payable	$492	$114
SEE NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL INFORMATION
     The accompanying unaudited interim condensed consolidated financial statements of Optical Communication Products, Inc., a Delaware corporation (the “Company”), have been prepared in accordance with accounting principles generally accepted in the United States of America and Article 10 of the Securities and Exchange Commission’s Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In management’s opinion, the unaudited condensed consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company’s condensed consolidated financial statements as of March 31, 2007 and for all interim periods presented. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Annual Report of the Company filed on Form 10-K with the Securities and Exchange Commission for the year ended September 30, 2006. The results of operations for the period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2007. The Company’s operations are primarily located in Woodland Hills, California and Hsinchu, Taiwan (through the acquisition of GigaComm Corporation (now known as OCP Asia, Inc.) in August 2006), referred to as OCP Asia throughout the rest of this document.
     The Company is a majority-owned subsidiary of The Furukawa Electric Co., Ltd. of Japan (“Furukawa”). Furukawa beneficially owns 58.1% of the Company’s common stock at March 31, 2007, which accounts for 93.3% of the combined voting power of all of the Company’s outstanding stock.
     The Company issued a press release on April 25, 2007, and subsequently filed a Current Report on Form 8-K on April 27, 2007, announcing that its board of directors had received a letter from Oplink Communications, Inc. (“Oplink”) indicating that Oplink has entered into a stock purchase agreement with Furukawa to purchase Furukawa’s entire interest in the Company’s outstanding capital stock for $1.50 per share payable in cash and stock of Oplink. Oplink’s letter also proposed to purchase the Company’s remaining outstanding capital stock not owned by Furukawa by means of a merger of the Company with a subsidiary of Oplink at a cash purchase price of $1.50 per share of the Company’s Class A common stock, subject to Oplink’s due diligence investigation and negotiation and approval of a definitive acquisition agreement. A Special Committee of the Company’s Board of Directors (the “Special Committee”), comprised of its three independent directors, is currently evaluating Oplink’s proposal.
     On May 4, 2007, the Company issued a press released and filed a Current Report on Form 8-K announcing that the Special Committee adopted a 30-day shareholder rights plan on May 3, 2007. Under the plan, the Special Committee has declared a dividend distribution of one preferred share purchase right for each outstanding share of the Company’s common stock held by shareholders of record as of May 14, 2007. These rights, which will expire on June 2, 2007 unless previously redeemed, exchanged or terminated, will become exercisable only under three specific conditions: the closing of Oplink’s purchase of Furukawa’s 58.1% ownership interest in the Company, the acquisition of more than 15% of the Company’s outstanding common stock by a third party, or the acquisition of any additional shares by Furukawa or Oplink.
     On May 7, 2007, Oplink announced that it has filed an action in the Delaware Court of Chancery seeking to invalidate certain aspects of the shareholder rights plan adopted by the Special Committee. The action filed by Oplink seeks (i) a declaration that the shareholder rights plan is invalid insofar as it attempts to prevent the sale of Furukawa’s shares to Oplink, (ii) an injunction preventing the Company or the Special Committee from taking further actions to implement the shareholder rights plan (including the announced distribution of rights to the Company’s shareholders of record as of May 14, 2007), (iii) a declaration affirming the right of Oplink and Furukawa to proceed with their announced transaction, and (iv) other relief, including unspecified monetary damages. The Company believes the action is without merit.

     Operations – The Company operates in the following two reportable segments; (i) the design and manufacture of fiber optic components for use in metropolitan area networks (“MANs”) and local area networks (“LANs”) via its OCP Woodland Hills reporting unit and reportable segment and (ii) fiber-to-the-home (“FTTH”) network via its OCP Asia reporting unit and reportable segment. The Company’s products consist of optical transmitters, receivers, transceivers and transponders which convert electronic signals into optical signals and back to electronic signals, enabling high-speed communication of voice and data traffic over public and private fiber optic networks.
     Principles of Consolidation – The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany amounts and transactions have been eliminated.
2. SIGNIFICANT ACCOUNTING POLICIES
     Use of Estimates in the Preparation of the Financial Statements — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.
     Cash and Cash Equivalents — Cash and cash equivalents include unrestricted deposits and money market funds with a maturity at the date of purchase of three months or less.
     Marketable Securities — Marketable securities represent United States Treasury Notes with an original maturity of greater than three months. These securities are classified as held to maturity because the Company has the intent and ability to hold the securities to maturity. Gross unrealized gains and losses on held-to-maturity marketable securities have historically not been material. Should a decline in the fair value of an individual security or securities be judged to be other than temporary, the cost basis of the security would be written down to fair value and the amount of the write-down would be accounted for as a realized loss. Maturities on held-to-maturity marketable debt securities range from one to five months from the date of purchase.
     Investments in marketable securities were as follows at March 31, 2007 and September 30, 2006 (in thousands):

			Unrealized	Unrealized
Type of Security	Book/Cost	Fair Value	Gain	(Losses)
United States Treasury Notes
March 31, 2007	$34,891	$34,891	$—	$—
September 30, 2006	$69,523	$69,517	$—	$(6)
     Inventories — Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. The Company establishes its inventory write-downs based on excess and obsolete inventories determined primarily by historical usage and future demand forecasts. Provisions for excess and obsolete inventory result in a new, lower-cost basis for that inventory and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
     Property, Plant and Equipment — Property, plant and equipment are recorded at cost. Provision for depreciation has been made based upon the estimated useful lives of the assets, which range from three to thirty-nine years, using the straight-line method. Leasehold improvements are amortized over the shorter of the term of the lease or estimated useful life. Improvements and betterments are capitalized if they extend the useful life of the asset. Routine repairs and maintenance are expensed when incurred.

     Impairment of Long-Lived Assets and Goodwill — As discussed in Note 4, SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires us to test the recoverability of long-lived assets, including identifiable intangible assets with definite lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In testing for potential impairment under SFAS No. 144, if the carrying value of the asset group exceeds the expected undiscounted cash flows, we must then determine the amount by which the fair value of those assets exceeds the carrying value and determine the amount of impairment, if any.
     In addition, SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that we review and test goodwill and indefinite lived intangible assets for impairment on at least an annual basis, rather than amortize them. We may be required to review and test for impairment more frequently if events or changes in circumstances indicate that the assets may be impaired. In testing for a potential impairment of goodwill, SFAS No. 142 requires us to: (1) allocate goodwill to our various business units to which the acquired goodwill relates; (2) estimate the fair value of those businesses to which goodwill relates; and (3) determine the carrying value of the businesses. If the estimated fair value is less than the carrying value for a particular business unit, then we are required to estimate the fair value of all identifiable assets and liabilities of the business unit, in a manner similar to a purchase price allocation for an acquired business unit. This requires the identification of any previously unrecognized intangible assets. When this process is completed, the amount of goodwill impairment is determined.
     Income Taxes — Income taxes are provided for taxes currently payable or refundable, and deferred income taxes are recognized for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred income tax assets to the amounts that are more likely than not expected to be realized.
     Earnings per Share — Basic earnings per share are computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share are computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period, using the treasury stock method.
     Revenue Recognition — The Company generally recognizes revenue, net of sales returns and allowances, when persuasive evidence of an arrangement exits, shipment has occurred, all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is considered probable. Products are generally shipped “FOB shipping point.” In certain limited cases wherein customer acceptance must occur, the Company defers such revenue until such acceptance is obtained and all other revenue recognition criteria have been met. The Company records an allowance for sales returns based on an analysis of the history of sales returns in order to reasonably estimate the allowance.
     Research and Development Costs — Costs associated with the development of new products and any sustaining engineering costs are charged to expense when incurred.
     Common Stock — The Company has two classes of common stock with a par value of $0.001 per share. Holders of Class A common stock generally have identical rights to holders of Class B common stock, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on matters submitted to a vote of the stockholders. Furukawa owns all 66,000,000 shares of the Company’s outstanding Class B common stock.

     Fair Value of Financial Instruments — The recorded values of marketable securities, accounts receivable, accounts payable and accrued expenses approximate their fair values based on their short-term nature. The Company has no long-term debt at March 31, 2007.
     Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, placed with high credit quality institutions, and accounts receivable. The Company sells products and extends credit to customers, monitors its exposure to credit losses, and maintains allowances for anticipated losses. Accounts receivable from the Company’s customers with amounts greater than 10% of gross accounts receivable amounted to $1,869,000 (18.8%) and $1,146,000 (11.5%) at March 31, 2007 and $1,648,000 (14.0%) at September 30, 2006. Revenue from individual customers with amounts greater than 10% of total revenues amounted to 18.3%, 16.5%, 14.5% and 10.8% for the six months ended March 31, 2007 and 17.9%, 13.3% and 11.7% for the six months ended March 31, 2006. No other individual customer represented more than 10% of total revenues.
     Segment Reporting — Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The method for determining what information to report is based on the way management organizes the operating segments within a Company for making operating decisions and assessing financial performance.
     The Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) are its chief operating decision makers. Due to changes in the economic characteristics of the Company’s reporting units, primarily associated with negative gross margins for OCP Asia during the six months ended March 31, 2007 and those projected for the remainder of the current fiscal year, along with projected lower gross margins for OCP Asia as compared to OCP Woodland Hills for the next three years, the Company has determined that it operates in two reportable segments which is the design and manufacture of fiber optic components for use in MANs and LANs (the OCP Woodland Hills reportable segment) and the FTTH network (the OCP Asia reportable segment).
     Stock-Based Compensation — On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123”) which requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost is measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards are remeasured each reporting period. Compensation cost is recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.”
     The Company adopted SFAS 123(R) using the modified-prospective transition method. Under this transition method, compensation cost includes: a) compensation cost for all share-based payments granted prior to October 1, 2005, but not yet vested, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and b) compensation cost for all share-based payments granted subsequent to September 30, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). The results for the prior periods have not been restated.
     The Company adopted the transition method described in FASB Staff Position No. FAS 123(R)-3, “Transition Election related to Accounting for the Tax Effect of Share-Based Payment Awards,” in the quarter ended September 30, 2006. The adoption of FAS 123(R)-3 did not have a significant impact on the Company’s condensed consolidated financial statements.

Recent Accounting Pronouncements
     In June 2006, the FASB issued FASB Interpretation No. (FIN) 48 — “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on accounting for derecognition, interest, penalties, accounting in interim periods, disclosure and classification of matters related to uncertainty in income taxes, and transitional requirements upon adoption of FIN 48. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management is currently evaluating the effect that adoption of this interpretation will have on the Company’s consolidated financial position and results of operations.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the effect that the adoption of this pronouncement will have on the Company’s consolidated financial position or results of operations.
     In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statement.” Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted SAB 108 for the fiscal year ended September 30, 2007 and it did not have a significant impact on the Company’s consolidated financial statements.
     In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Liabilities — Including an amendment of FASB Statement No. 115” (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for the Company beginning October 1, 2008, and the provisions of SFAS 159 will be applied prospectively as of that date. Management is currently evaluating the effect that adoption of this statement will have on the Company’s consolidated financial position and results of operations when it becomes effective in 2008.
3. ACQUISITION OF OCP ASIA
     On August 24, 2006, the Company completed the acquisition of OCP Asia (formerly GigaComm Corporation, a Taiwan corporation) pursuant to the Primary Stock Purchase agreement by and among the Company, OCP Asia, certain stockholders of OCP Asia and YEONGYI (Asia) Co., Ltd., a Taiwan corporation, as a selling stockholder and the representative of the selling stockholders (the “Selling Stockholders”). Pursuant to the Primary Stock Purchase Agreement and additional stock purchase agreements entered into with additional holders of common stock holding shares of OCP Asia common stock, the Company acquired 96.88% of the issued and outstanding shares of OCP Asia common stock and paid consideration of approximately $18.7 million, consisting of both cash payments to stockholders of OCP Asia and the repayment of all of OCP Asia’s outstanding debt obligations (the “Acquisition”). As a result of the transaction, OCP Asia became a subsidiary of the Company and the Company was able to expand its market presence in Asia. This expanded presence in Asia and the potential that OCP Asia will become a second source for lasers are factors contributing to the Company recording goodwill as a result of the Acquisition. The Company has consolidated the financial position and results of operations of OCP Asia since the date of acquisition.

     The acquisition was accounted for using the purchase method of accounting. The carrying values of OCP Asia’s assets and liabilities were adjusted to reflect the estimated fair values of the assets and liabilities as of the acquisition date to the extent of the Company’s 96.88% controlling interest. The remaining 3.12% was accounted for at OCP Asia’s historical basis.
     The acquisition price was comprised of the following (in thousands):

Purchase price	$18,704
Transaction costs	702

$19,406

     Of the $19,406,000 acquisition price, approximately $1.3 million is held in escrow as of March 31, 2007. Such amount is to be distributed to the Selling Stockholders at the end of a contingency period of approximately one year from the date of the agreement pending resolution of any matters that may arise relating to Selling Stockholders’ indemnification provisions in the Primary Stock Purchase Agreement.
     The purchase price allocation below is based on the estimated value of the inventory, fixed assets and intangible assets acquired and the related income tax impact of the purchase accounting adjustments. During the three and six months ended March 31, 2007, the purchase price allocation was adjusted to reduce the fair value of inventory by $641,000 and $1,128,000, respectively, and increase the fair value of intangible assets by $872,000. The Company adjusted the purchase price allocation at the end of the Company’s second fiscal quarter ended March 31, 2007, including the allocation to identifiable intangible assets. We do not expect that goodwill will be deductible for tax purposes.
     The purchase price allocation is as follows (in thousands):

Cash	$196
Accounts receivable	2,264
Inventories	3,733
Prepaids and other current assets	782
Fixed assets	7,072
Other assets	160
Intangible assets	3,100
Goodwill	8,486
Accounts payable	(4,573)
Accrued liabilities	(1,588)
Other liabilities	(226)

$19,406

     The allocation of the purchase price to identifiable intangible assets, along with their respective estimated useful lives, is as follows (in thousands):

Developed technology (6.5 years)	$2,325
Customer relationships (3 years)	775

$3,100

     In accordance with SFAS No. 142, goodwill is assigned to the Company’s reporting units based upon the expected benefit from the synergies of the acquisition. The expected benefit represents the difference in the fair value of the reporting units prior to and after the acquisition. The Company has determined that the acquisition of OCP Asia will provide cost savings to OCP Woodland Hills associated with the manufacturing of lasers. Prior to the acquisition, the Company was solely dependent upon Furukawa for certain lasers. The increase in fair value of the OCP Woodland Hills reporting unit before as compared to after the acquisition of OCP Asia, due to the cost savings synergies, has resulted in all of the goodwill being allocated to OCP Woodland Hills.
     The table below sets forth the changes in goodwill, which is entirely allocated to the OCP Woodland Hills segment, from September 30, 2006 to March 31, 2007 (in thousands):

Balance as of September 30, 2006	$8,330
Purchase price adjustments:
Inventories	1,128
Intangible assets	(872)
Other	(100)

8,486
Impairment of goodwill	(8,486)

Balance as of March 31, 2007	$0

4. IMPAIRMENT OF LONG-LIVED ASSETS
     As required by SFAS No. 144, the Company evaluates its long-lived assets, such as property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of the asset might be impaired. In addition, SFAS No. 142 requires that we review and test goodwill for impairment if events or changes in circumstances indicate the goodwill may be impaired. During the three months ended March, 31 2007, due to a decline in the projected gross profit margins associated with a decline in sales volume and a reduction in sale prices primarily due to market conditions and a legacy product line, the Company performed an impairment analysis, pursuant to SFAS No. 144 and SFAS No. 142. As required, the Company first performed the required impairment analysis under SFAS No. 144 for each of the reporting units. For purposes of estimating future cash flows from potentially impaired assets, the Company groups assets at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The lowest level for which identifiable cash flows are determinable is at the reporting unit level. The carrying value of a reporting unit is considered impaired when the anticipated undiscounted cash flow for such reporting unit is less than its carrying value.
     Based upon our SFAS No. 144 impairment analysis, we concluded that the undiscounted cash flow over the useful life of the primary asset (machinery and equipment) of OCP Asia exceeded their carrying values. Accordingly, there was no impairment of the long-lived assets of OCP Asia. The undiscounted cash flows over the useful life of the primary asset (machinery and equipment) of OCP Woodland Hills were less than its carrying value. In accordance with SFAS No. 144, as we are testing impairment at the reporting unit level, the asset group includes goodwill. We then determined that the fair value of the OCP Woodland Hills reporting unit was less than its carrying value, including goodwill. Fair market value for OCP Woodland Hills is determined using its anticipated cash flows discounted at a rate based on its weighted average cost of capital. Accordingly, there was impairment of the long-lived assets of OCP Woodland Hills. Based on our SFAS No. 144 impairment analysis, we concluded that the entire $8,486,000 of recorded goodwill for OCP Woodland Hills was impaired. There was no impairment of the property and equipment and intangible assets of OCP Woodland Hills. The goodwill impairment charge has been expensed as a non-cash charge to continuing operations during the three months ended March 31, 2007.
     With respect to our impairment testing, the fair market value of our reporting units was estimated by utilizing forecasted discounted cash flows, to determine the fair value of each reporting unit. Judgments and assumptions about future values are complex and often subjective. They can be affected by a variety of factors, including but not limited to, significant negative industry or economic trends, significant changes in the manner or use of the acquired assets, the strategy of our overall business and significant underperformance relative to expected historical or projected future operating results.

Although we believe the judgments and assumptions used in our impairment tests are reasonable and appropriate, there is nonetheless a high degree of uncertainty and judgment involved.
5. TRANSITION TO CONTRACT MANUFACTURING
     On November 1, 2006, the Company announced that it reached an agreement with SAE Magnetics (H.K.) Limited (SAE), a wholly-owned subsidiary of TDK Corporation, which will enable the Company to manufacture certain of its product lines in China commencing in the summer of 2007. The Company expects to maintain its existing manufacturing facilities but will reduce its manufacturing workforce in Woodland Hills, California and at OCP Asia once manufacturing at SAE begins. In connection with this workforce reduction, the Company expects to incur transition charges of approximately $3.2 million during the fiscal year ending September 30, 2007, which includes approximately $2.4 million for the OCP Woodland Hills reporting segment and $0.8 million for the OCP Asia reporting segment. These transition charges, which are primarily estimated severance and retention payments, along with expenses incurred to relocate certain fixed assets and product qualification associated with the manufacturing of certain of our product lines in China commencing in the summer of 2007, are being recorded in accordance with SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” and SFAS 112, “Employees’ Accounting for Postemployment Benefits.” During the three and six months ended March 31, 2007, the Company charged $851,000 and $1,311,000, respectively, to transitional costs for contract manufacturing, of which $712,000 and $990,000 was charged by OCP Woodland Hills and $139,000 and $321,000 was charged by OCP Asia during the respective periods. No employees have been terminated as of March 31, 2007. The Company anticipates that the transition will be completed by September 30, 2007.
     The table below sets forth the activity of the liability for the transitional costs for contract manufacturing (in thousands):

	Three Months Ended March 31, 2007			Six Months Ended March 31, 2007
	Severance &			Severance &
	Retention	Other	Total	Retention	Other	Total
Beginning balance	$487	$—	$487	$—	$—	$—
Costs incurred and charged to expense	453	398	851	940	371	1,311
Costs paid	—	(387)	(387)	—	(360)	(360)

Ending balance	$940	$11	$951	$940	$11	$951

6. STOCK-BASED COMPENSATION
Stock Options
     The Company’s 2000 Stock Incentive Plan authorizes 22,121,680 options (increased from 12,121,680 options at the 2007 Annual Meeting of Shareholders held on January 24, 2007) for grant and provides that options may have a contractual term up to ten years and become exercisable and vest in increments. Options vest at a rate of 25% per year or 25% after the first year with the remainder vesting incrementally over the subsequent 36 months. Options under this plan are generally granted with the exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Company granted 1,680,000 and 46,000 stock options with an estimated total grant-date fair value of $1,454,000 and $94,000 during the three months ended March 31, 2007 and 2006, respectively, and granted 2,860,000 and 241,228 stock options with an estimated total grant-date fair value of $3,015,000 and $312,000 during the six months ended March 31, 2007 and 2006, respectively. The Company recorded stock-based compensation related to stock options of $411,000 and $233,000 during the three months ended March 31, 2007 and 2006, respectively, and $665,000 and $465,000 for the six months ended March 31, 2007 and 2006, respectively. The Company issues new shares upon the exercise of stock options.
Restricted Stock Awards
     From time to time the Company may issue restricted stock at a price equal to the fair market value of the Company’s common stock on the date of grant. The vesting is 25% per year or 1/48th per month. During the year ended September 30, 2006, the Company issued 300,000 shares of restricted stock with an estimated total grant-date fair value of $570,500. Of the 300,000 shares issued, 50,000 shares were issued from the 2000 Stock Incentive Plan and 250,000 shares were issued outside of the plan. 3,126 and 6,252 of the 300,000 shares of restricted stock that were issued in the year ended September 30, 2006 have vested during the three and six months ended March 31, 2007, respectively, and all non-vested shares are contingently returnable. A total of 8,333 shares have vested as of March 31, 2007. During the three and six months ended March 31, 2007, the Company recorded stock-based compensation expense related to restricted stock of $28,000 and $56,000, respectively. There was no compensation expense related to restricted stock during the three and six months ended March 31, 2006 as there were no restricted stock grants until the quarter ended September 30, 2006.
Employee Stock Purchase Plan (ESPP)
     The Company has an Employee Stock Purchase Plan (ESPP) that allows employees to purchase a limited amount of the Company’s common stock at a 15% discount to a defined fair market value. The stock-based compensation cost related to the ESPP was $21,000 and $15,000 for the three months ended March 31, 2007 and 2006, respectively, and was $21,000 and $23,000 and for the six months ended March 31, 2007 and 2006, respectively. The total stock-based compensation cost related to employee purchases of stock under the ESPP is amortized on a straight-line basis over a weighted-average period of approximately 1 year.
Valuation Assumptions
     During the three and six months ended March 31, 2007 and 2006, the Company valued employee options for compensation expense purposes at the measurement dates using the Black-Scholes pricing model with the following weighted average assumptions:

	Three months ended March 31,		Six months ended March 31,
	2007	2006	2007	2006
Dividend yield	0%	0%	0%	0%
Average expected volatility	69.0%	88.0%	69.0%	88.0%
Average risk-free rate of return	4.67%	4.50%	4.62%	4.50%
Average expected life (years)	4.8	8.0	5.5	8.0
     Expected Volatility: The volatility factor utilized in the Black-Scholes valuation model was based on the Company’s historical stock prices.
     Risk-free Rate of Return: The Company based the risk-free interest rate used in the Black-Scholes valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent expected life.
     Expected Life: The Company’s expected life represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, based upon options granted with a contractual term of 10 years. Commencing in December 2006, the Company began granting stock-based awards with a contractual term of seven years. Since the Company has not had any historical experience associated with stock-based awards with a contractual term of seven years, the Company estimated the expected life of each stock option granted in the three months ended March 31, 2007 using the short-cut method permissible under SAB 107, which utilizes the weighted average expected life of each tranche of the stock option, determined based on the sum of each tranche’s vesting period plus one-half of the period from the vesting date of each tranche to the stock option’s expiration. This method is available for options granted prior to December 31, 2007.
     Estimating Forfeitures: The Company uses historical forfeiture experience to derive an estimated rate of forfeiture. Compensation expense for any period, as derived using the Black-Scholes valuation model, is adjusted based on this estimated rate of forfeiture.
     The Black-Scholes option valuation model requires the input of highly subjective assumptions, including the expected life of the stock-based award and stock price volatility. The assumptions listed above represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if other assumptions had been used, the recorded and pro forma stock-based compensation expense could have been materially different from that depicted above. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If the actual forfeiture rate is materially different from the estimated forfeiture rate, the share-based compensation expense could be materially different.
Non-Vested Options
     As of March 31, 2007, there was approximately $4.5 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements that is expected to be substantially amortized by March 31, 2011. The total cost is expected to be recognized over a weighted-average period of 3.5 years.
Stock Option Activity
     Stock option activity for the three and six months ended March 31, 2007 and options available for future grant at March 31, 2007 are as follows:

	Options
	Available			Weighted
	for			Average
	Future	Number of	Exercise Price	Exercise
	Grant	Options	per Option	Price
Balance as of September 30, 2006	4,851,184	8,496,512	$0.19 to $17.38	$8.01
Options granted	(1,180,000)	1,180,000	1.65 to 2.12	2.00
Options exercised*		(39,670)	0.97 to 1.83	0.98
Options forfeited	157,792	(157,792)	0.90 to 3.10	2.17
Options canceled	1,541,388	(1,541,388)	1.08 to 17.38	11.68

Balance as of December 31, 2006	5,370,364	7,937,662	0.19 to 17.38	6.56
Options authorized	10,000,000
Options granted	(1,680,000)	1,680,000	1.37 to 1.60	1.86
Options exercised*		(182,250)	0.19 to 0.97	0.44
Options forfeited	167,855	(167,855)	1.08 to 11.00	2.05
Options canceled	1,268,660	(1,268,660)	1.08 to 17.38	11.53

Balance as of March 31, 2007	15,126,879	7,998,897	$0.19 to $17.38	$8.55

*	The intrinsic value of options exercised during the three and six months ended March 31, 2007 was approximately $172,000 and $199,000, respectively, and was approximately $167,000 and $247,000, respectively, for the three and six months ended March 31, 2006.

     The following table summarizes information regarding options outstanding at March 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Remaining	Average		Remaining	Average
Range of	Number	Contractual	Exercise	Shares	Contractual	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Life	Price
$ 0.19 - $ 1.28*	672,857	3.0	$0.63	671,107	3.0	$0.62
$ 1.37 - $ 3.47	4,853,459	7.4	$2.03	552,200	5.6	$2.30
$ 3.64 - $ 9.72	61,880	4.4	$7.25	58,880	4.3	$7.43
$11.00 - $11.12	1,953,615	3.5	$11.00	1,953,615	3.5	$11.00
$17.38 - $17.38	457,086	3.8	$17.38	457,086	3.8	$17.38

	7,998,897	5.8	$5.02	3,692,888	3.8	$8.55

*	The aggregate intrinsic value of options outstanding and exercisable was approximately $482,000 at March 31, 2007. The aggregate intrinsic value of options outstanding and exercisable was approximately $3,666,000 and $2,581,000, respectively, at March 31, 2006.
     The weighted average estimated fair value of options granted in the three and six months ended March 31, 2007 was $0.87 and $1.05, respectively. The weighted average estimated fair value of options granted in the three and six months ended March 31, 2006 was $2.62 and $1.76, respectively The total numbers of shares exercisable were 3,692,888 and 6,475,186 as of March 31, 2007 and 2006, respectively.
ESPP Activity
     There were a total of 1,148 and 26,709 shares of the Company’s common stock issued at a weighted average purchase price of $1.45 and $1.44 pursuant to the employee stock purchase plan during the three and six months ended March 31, 2007, respectively. The weighted average fair value per share of the shares issued was $0.95 for the respective periods ended March 31, 2007. There were a total of 33,017 shares of the Company’s common stock issued at a weighted average purchase price of $1.41 pursuant to the employee stock purchase plan during the three and six months ended March 31, 2006. The weighted average fair value of the shares issued were $0.96 for the respective periods ended March 31, 2006. There are a total of 22,818 shares available for future issuance under the plan at March 31, 2007. On May 3, 2007, the Company’s stockholders’ approved an increase in the number of shares available under the plan by 300,000 shares.
7. INVENTORIES
     Inventories consist of the following (in thousands):

	March 31,	September 30,
	2007	2006
Raw materials	$15,614	$15,394
Work-in-process	4,540	4,929
Finished goods	4,703	5,392

Total inventories	$24,857	$25,715

8. PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment consist of the following (in thousands):

	March 31,	September 30,	Useful
	2007	2006	Lives
Land	$6,729	$6,729
Buildings and improvements	15,311	15,311	39 years
Machinery and equipment	24,193	23,151	5 years
Computer hardware and software	2,213	1,591	3 years
Furniture and fixtures	478	467	5 years
Leasehold improvements	370	350	9 years
Construction in process	1,143	222

	50,437	47,821
Less accumulated depreciation	(20,024)	(18,508)

	$30,413	$29,313

     Depreciation and amortization expense for fixed assets for the three months ended March 31, 2007 and 2006 was $988,000 and $73,000, respectively, and $1,954,000 and $212,000 for the six months ended March 31, 2007 and 2006, respectively.
9. INTANGIBLE ASSETS
The following table sets forth intangible assets by major asset class (in thousands):

			Weighted
			Average
	March 31,	September 30,	Amortization
	2007	2006	Period
			(Years from
			inception)
Patents	950	950	5.0
Accumulated amortization	(839)	(744)
Acquired and developed technology	3,541	2,572	5.8
Accumulated amortization	(1,291)	(970)
Customer relationships	775	678	3.0
Accumulated amortization	(156)	(19)
Tradename	—	194	3.0
Accumulated amortization	—	(5)

Total intangible assets, net	$2,980	$2,656

     Aggregate amortization expense related to intangible assets was $313,000 and $108,000 for the three months ended March 31, 2007 and 2006, respectively, and $547,000 and $216,000 for the six months ended March 31, 2007 and 2006, respectively. Amortization expense for the three and six months ended March 31, 2007 includes $205,000 and $330,000, respectively, of amortization attributable to intangible assets acquired in the OCP Asia acquisition.

     Following is a summary of future amortization expense in each of the next five fiscal years and thereafter (in thousands):

Remaining six months fiscal 2007	525
2008	652
2009	589
2010	358
2011	358
Thereafter	498

$2,980

10. EARNINGS (LOSS) PER SHARE
     The following is a calculation of basic and diluted earnings (loss) per share (“EPS”):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(in thousands, except per share data)
BASIC EPS COMPUTATION:
Net income (loss) applicable to common stock	$(17,104)	$2,136	$(21,291)	$3,229
Weighted average common shares outstanding	113,540	113,193	113,490	113,107
Basic earnings (loss) per share	$(0.15)	$0.02	$(0.19)	$0.03

DILUTED EPS COMPUTATION:
Net income (loss) applicable to common stock	$(17,104)	$2,136	$(21,291)	$3,229
Weighted average common shares outstanding	113,540	113,193	113,490	113,107
Effect of dilutive securities:
Common stock options	—	951	—	888
Diluted weighted average shares outstanding	113,540	114,144	113,490	113,995
Diluted earnings (loss) per share	$(0.15)	$0.02	$(0.19)	$0.03
     The basic earnings (loss) per share is computed using the weighted average number of common shares outstanding. For purposes of computing basic earnings (loss) per share, shares of restricted stock which are contingently returnable and subject to repurchase if the purchaser’s status as an employee terminates are not considered outstanding until they are vested. As of March 31, 2007, 291,667 shares of non-vested restricted stock were contingently returnable. Diluted loss per share is also computed without consideration to potentially dilutive instruments because the Company incurred losses during the three and six months ended March 31, 2007 which would make these instruments antidilutive. The weighted average diluted common shares outstanding for the three and six months ended March 31, 2006 excludes the dilutive effect of 6,149,014 and 6,242,002 options, respectively. The options are excluded when the options have an exercise price in excess of the average market value of the Company’s common stock during the period or as a result of the Company’s net loss.
11. COMMITMENTS AND CONTINGENCIES
     Operating Leases - The Company has operating leases for certain facilities. Lease payments are made monthly. The Company’s leases are renewable monthly, semiannually, annually or for five years. Rent expense for these leases for the three months ended March 31, 2007 and 2006 was $353,000 and $73,000, respectively, and for the six months ended March 31, 2007 and 2006 was $720,000 and $212,000, respectively. Rental expense for the three and six months ended March 31, 2007 includes $307,000 and $628,000 rental expense, respectively, attributable to our OCP Asia facility.

     The following is a summary of future minimum payments due under operating leases that have initial or remaining noncancelable lease terms in excess of one year at March 31, 2007 (in thousands):

Six months ending September 30, 2007	$695
2008	1,274
2009	1,122
2010	83
2011	70

Total minimum lease payments	$3,244

     Legal Proceedings - In August 2006, the Company filed an action in the United States District Court for the District of Colorado for breach of contract and declaratory relief against Olympia Properties, LLC (“Olympia”), our former landlord at our former Colorado facility. The action arose after Olympia retained the Company’s security deposit of $93,700 upon expiration of the lease, claiming that the Company contaminated the leased premises with arsenic, in violation of the lease. The Company denies that the premises contained arsenic at levels exceeding either those permitted by the lease or any other applicable authority and, accordingly, the Company filed suit.
     In its complaint, the Company requests that the court provide declaratory relief that the Company has not breached the lease through any act or omission, and also requests damages for breach of contract in connection with Olympia’s retention of the security deposit. Further, the Company alleges additional breaches of the lease by Olympia.
     Olympia denied the Company’s allegations and asserted counterclaims for breach of ten affirmative defenses. Further, Olympia asserted counterclaims for breach of contract and equitable relief alleging damages of approximately $1.1 million. The Company denied Olympia’s counterclaims. On May 10, 2007, the Company and Olympia reached an agreement to settle all claims under which the Company agreed to pay Olympia $420,000. The settlement has been included in general and administrative expenses in the condensed consolidated statements of operations for the three and six months ended March 31, 2007 and included in other accrued expenses on the condensed consolidated balance sheet as of March 31, 2007.
     Purchase Commitments - As of March 31, 2007, the Company has entered into purchase commitments for materials, supplies, equipment and outside services in aggregate of approximately $8.7 million for fiscal year ending September 30, 2007. Included in these purchase commitments are purchase commitments to a related party for approximately $2.0 million.
     Warranty Accruals - The Company provides a standard warranty of its products from defects in materials and workmanship. The standard warranty is limited to repair or replacement, at the Company’s option, of defective items authorized for return within one year from the date of the sale. The table below sets forth the activity of the Company’s warranty reserve (in thousands), which is included in other accrued expenses in the accompanying consolidated balance sheets:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Balance at beginning of period	$28	$40	$26	$14
Additions charged to expense	11	(19)	17	17
Deductions	(3)	(6)	(7)	(16)

Balance at end of period	$36	$15	$36	$15

12. RELATED PARTY TRANSACTIONS
     The Company is a subsidiary of Furukawa. Three members of the Company’s board of directors are Furukawa executives. The Company’s related party transactions occur between itself and other Furukawa owned subsidiaries and affiliates.
     The Company sells fiber optic components and purchases raw materials from some of these entities in the regular course of business. Sales of fiber optic modules to related parties amounted to $4,000 and $7,000 for the three months ended March 31, 2007 and 2006, respectively, and $7,000 and $30,000 for the six months ended March 31, 2007 and 2006, respectively. Purchases of raw materials from the related party amounted to $287,000 and $2,288,000 for the three months ended March 31, 2007 and 2006, respectively, and $5,418,000 and $9,569,000 for the six months ended March 31, 2007 and 2006, respectively. Accounts receivable due from the related party were $5,000 and none at March 31, 2007 and 2006, respectively. Accounts payable to the related party were $2,715,000 and $5,027,000 at March 31, 2007 and 2006, respectively. No management fees were paid in the three and six months ended March 31, 2007 and 2006, respectively.
13. SEGMENT INFORMATION
     The Company’s CEO and CFO are its chief operating decision makers. Prior to the quarter ended March 31, 2007, the Company operated as one reportable segment. The Company’s CEO and CFO have determined that due to changes in the economic characteristics of its OCP Woodland Hills and OCP Asia operations, primarily associated with negative gross margins for OCP Asia during the six months ended March 31, 2007 and those projected for the remainder of the current fiscal year, along with projected lower gross margins for OCP Asia as compared to OCP Woodland Hills for the next three years, that the Company operates in two reportable segments — the design and manufacture of fiber optic modules for use in MANs and LANs (the OCP Woodland Hills reportable segment) and FTTH networks (the OCP Asia reportable segment).

     The following table sets forth statement of operations by reportable segment (dollars in thousands) :

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
REVENUE:
OCP Woodland Hills	$13,687	$18,342	$28,055	$36,090
OCP Asia	2,765	—	5,462	—
Less inter-segment revenue	(61)	—	(102)	—

Total Revenue	$16,391	$18,342	$33,415	$36,090

GROSS PROFIT (LOSS):
OCP Woodland Hills	$150	$6,373	$4,416	$12,682
OCP Asia	(725)	—	(1,784)
Less inter-segment gross profit	—	—	(7)

Total gross profit (loss)	$(575)	$6,373	$2,625	$12,682

INCOME (LOSS) FROM OPERATIONS:
OCP Woodland Hills	$(16,647)	$737	$(20,257)	$482
OCP Asia	(1,893)	—	(4,071)	—

Total income (loss) from operations	(18,540)	737	(24,328)	482
INVESTMENT INCOME — OCP Woodland Hills	1,411	1,451	2,984	2,748
OTHER INCOME:
OCP Woodland Hills	2	53	33	139
OCP Asia	23	—	63	—

Total other income	25	53	96	139
PROVISION FOR INCOME TAXES — OCP Woodland Hills	—	105	43	140

NET INCOME (LOSS):
OCP Woodland Hills	(15,234)	2,136	(17,283)	3,229
OCP Asia	(1,870)	—	(4,008)	—

Total net income (loss)	$(17,104)	$2,136	$(21,291)	$3,229

     The following table represents total assets by reportable segment (dollars in thousands):

	March 31,	September 30,
	2007	2006
OCP Woodland Hills	$169,729	$180,792
OCP Asia	17,197	26,526

	$186,926	$207,318

14. SUBSEQUENT EVENTS
     Oplink Communications, Inc. - The Company issued a press release on April 25, 2007, and subsequently filed a Current Report on Form 8-K on April 27, 2007, announcing that its board of directors had received a letter from Oplink indicating that Oplink has entered into a stock purchase agreement with Furukawa to purchase Furukawa’s entire interest in the Company’s outstanding capital stock for $1.50 per share payable in cash and stock of Oplink. Oplink’s letter also proposed to purchase the Company’s remaining outstanding capital stock not owned by Furukawa by means of a merger of the Company with a subsidiary of Oplink at a cash purchase price of $1.50 per share of the Company’s Class A common stock, subject to Oplink’s due diligence investigation and negotiation and approval of a definitive acquisition agreement. The Special Committee is currently evaluating Oplink’s proposal.
     On May 4, 2007, the Company issued a press released and filed a Current Report on Form 8-K announcing that the Special Committee adopted a 30-day shareholder rights plan on May 3, 2007. Under the plan, the Special Committee has declared a dividend distribution of one preferred share purchase right for each outstanding share of the Company’s common stock held by shareholders of record as of May 14, 2007. These rights, which will expire on June 2, 2007 unless previously redeemed, exchanged or terminated, will become exercisable only under three specific conditions: the closing of Oplink’s purchase of Furukawa’s 58.1% ownership interest in the Company, the acquisition of more than 15% of the Company’s outstanding common stock by a third party, or the acquisition of any additional shares by Furukawa or Oplink.
     On May 7, 2007, Oplink announced that it has filed an action in the Delaware Court of Chancery seeking to invalidate certain aspects of the shareholder rights plan adopted by the Special Committee. The action filed by Oplink seeks (i) a declaration that the shareholder rights plan is invalid insofar as it attempts to prevent the sale of Furukawa’s shares to Oplink, (ii) an injunction preventing the Company or the Special Committee from taking further actions to implement the shareholder rights plan (including the announced distribution of rights to the Company’s shareholders of record as of May 14, 2007), (iii) a declaration affirming the right of Oplink and Furukawa to proceed with their announced transaction, and (iv) other relief, including unspecified monetary damages. The Company believes the action is without merit.
     StrataLight Communications, Inc. - On April 12, 2007, the Company purchased a minority interest in StrataLight Communications, Inc. (“StrataLight”) for $5.0 million StrataLight is engaged in the commercial deployment of ultra high capacity optical transmission sub-systems with line rates in excess of 40Gbps.
     Olympia Properties, LLC - As described in Note 11 to the condensed consolidated financial statements, on May 10, 2007, the Company and Olympia reached an agreement to settle all claims under which the Company agreed to pay Olympia $420,000.